EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Jeffery A. Bryson
VP of Investor Relations
ScanSource, Inc.
864 286-4305

ScanSource Posts Solid Quarterly Results

*Sales increase 8% to $227 million, led by AIDC and POS distribution sales

GREENVILLE, SC—April 24, 2003—ScanSource, Inc. (Nasdaq:SCSC), a leading value-added distributor of AIDC (automatic identification and data capture), point of sale and telephony products for the reseller market, today announced financial results for its third fiscal quarter ended March 31, 2003.

For the quarter ended March 31, 2003, net sales increased 8% to $227.5 million compared to $211.5 million for the quarter ended March 31, 2002, and operating income increased 2% to $8.6 million from $8.5 million for the comparable quarter in 2002. However, since the March 2003 quarterly effective tax rate was 45.6% compared to 35.8% in the same period last year, the overall provision for income taxes was $909,000 higher. The higher taxes caused net income and diluted EPS to decrease year over year. For the quarter ended March 31, 2003 net income was 13% lower at $4.5 million compared to $5.2 million for the same period last year, and diluted earnings per share decreased 14% to $.36 per share compared to $0.42 per share for the 2002 quarter. Per share results are based upon 12,500,000 and 12,476,000 diluted weighted average shares outstanding for the fiscal 2003 and 2002 quarters, respectively, reflecting a 2-for-1 split of the Company’s common stock, effected in the form of a 100% stock dividend paid on January 28, 2003.

ScanSource Posts Solid Quarterly Results

“We were very pleased that, despite a tough economy, we had 22% worldwide year-over-year growth in AIDC and POS sales. We achieved revenue growth this quarter in Europe while completing our previously discussed restructuring of that unit.” said Mike Baur, President and CEO of ScanSource. “Our telephony business was down 8% which was not what we’d have liked, but we feel that was due to industry weakness rather than a loss of market share.”

New Accounting Standard

Effective for the quarter ended March 31, 2003 ScanSource adopted the provisions of Emerging Issues Task Force (EITF) 02-16 “Accounting by Customers for Cash Consideration Received From a Vendor,” which had no impact on ScanSource’s earnings. Its only effect was a reclassification of vendor consideration that raised SG&A expenses and gross margin by one-tenth of a percent of sales.

June 2003 Forecast

The Company also announced its financial forecast for the fourth fiscal quarter which ends June 30, 2003. ScanSource expects net revenues for the June quarter could range from $230 million to $250 million.

ScanSource Posts Solid Quarterly Results

Safe Harbor Statement

This news release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results. For more information concerning factors that could cause such a difference, see the company’s annual report on Form 10K filed with the Securities Exchange Commission.

*    *    *    *

ScanSource, Inc. is a leading distributor of specialty technology products, including automatic identification and data capture (AIDC) and point-of-sale (POS) products through its ScanSource sales unit; Avaya voice, data and converged communications products through its Catalyst Telecom sales team; and converged communications products from Intel through its Paracon sales unit. The Company provides both value-added distribution sales to technology resellers and e-logistics services. ScanSource has two distribution segments: one serving North America from the Memphis distribution center, and an international segment currently serving Latin America and Europe. ChannelMax is a provider of logistics and e-fulfillment services.

The Company markets products from more than 60 technology manufacturers to over 13,000 value-added technology resellers and is committed to empowering them with tools and services designed to help them grow. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

ScanSource Posts Solid Quarterly Results

SCANSOURCE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2002	March 31, 2003
		(unaudited)
Assets
Current Assets
Cash	$1,296	$4,145
Trade receivables	119,158	121,095
Other receivables	7,860	4,660
Inventories	182,636	150,409
Prepaid taxes	—	1,164
Prepaid expenses and other assets	1,258	1,163
Deferred income taxes	10,225	10,423

Total current assets	322,433	293,059

Property and equipment, net	25,995	27,473
Intangibles, net	9,575	9,841
Other assets	1,029	1,423

Total assets	$359,032	$331,796

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$175,406	$140,695
Accrued expenses and other	11,524	8,414

Total current liabilities	186,930	149,109

Deferred tax liability	517	1,294
Borrowings under revolving credit facility	43,780	28,470
Long term debt	8,319	7,723

Total liabilities	239,546	186,596

Minority interest	1,437	1,450

Shareholders’ Equity
Common stock	48,223	56,283
Retained earnings	68,732	85,094
Accumulated other comprehensive income	1,094	2,373

Total shareholders’ equity	118,049	143,750

Total liabilities and shareholders’ equity	$359,032	$331,796

ScanSource Posts Solid Quarterly Results

SCANSOURCE, INC.

CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

	Quarter ended March 31,		Nine months ended March 31,
	2002	2003	2002	2003
Net sales	$211,484	$227,452	$608,183	$738,172
Cost of goods sold	188,376	202,029	542,205	655,644

Gross profit	23,108	25,423	65,978	82,528

Operating expenses:
Selling, general and admin. expenses	14,633	16,815	41,841	52,959
Impairment of capitalized software	—	—	840	—

	14,633	16,815	42,681	52,959

Operating income	8,475	8,608	23,297	29,569

Other expense (income):
Interest expense	559	453	2,143	1,702
Interest income	(274)	(327)	(922)	(913)
Other (income) expense	93	127	131	458

Other expense, net	378	253	1,352	1,247

Income before income taxes and extraordinary gain	8,097	8,355	21,945	28,322
Provision for income taxes	2,897	3,806	8,161	11,960

Income before extraordinary gain	5,200	4,549	13,784	16,362
Extraordinary gain on excess of fair value of net assets acquired over cost, net of income taxes of $508	—	—	829	—

Net income	$5,200	$4,549	$14,613	$16,362

ScanSource Posts Solid Quarterly Results

SCANSOURCE, INC.

CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

(continued)

	Quarter ended March 31,		Nine months ended March 31,
	2002	2003	2002	2003
Per share data:
Basic earnings per share:
Income before extraordinary gain	$0.45	$0.37	$1.20	$1.37
Extraordinary gain on excess of fair value of net assets acquired over cost, net of income taxes	—	—	0.07	—

Net income (a)	$0.45	$0.37	$1.27	$1.37

Weighted-average shares outstanding (a)	11,562	12,171	11,486	11,939

Diluted earnings per share:
Income before extraordinary gain	$0.42	$0.36	$1.11	$1.31
Extraordinary gain on excess of fair value of net assets acquired over cost, net of income taxes	—	—	0.07	—

Net income (a)	$0.42	$0.36	$1.18	$1.31

Weighted-average shares outstanding (a)	12,476	12,500	12,376	12,407

(a)	All per share amounts have been adjusted to reflect a 2-for-1 split of the Company’s common stock, effected in the form of a 100% common stock dividend paid on January 28, 2003.